EXHIBIT 10.2

SEVERANCE PACKAGE AND RELEASE AGREEMENT

This Severance Package and Release Agreement (“Agreement”) is made and entered into between United PanAm Financial Corporation, United Auto Credit Corporation, and their officers, directors, shareholders, employees, representatives, attorneys, agents, affiliates and subsidiaries (hereinafter collectively referred to as “the Company”) and Stacy M. Friederichsen (“Ms. Friederichsen”). The purpose of this Agreement is to settle and compromise any and all disputes and controversies of any nature existing between the parties, including, but not limited to, any claims arising out of Ms. Friederichsen’s employment with, and separation from, the Company.

Separation of Employment. The cessation of Ms. Friederichsen’s employment with the Company was effective July 25, 2008. Ms. Friederichsen has received all salary and benefits up to and including July 28, 2008. Ms. Friederichsen has also received payment for all accrued and unused vacation as of July 28, 2008, less applicable state and federal taxes and withholdings. Ms. Friederichsen confirms that she has previously submitted any and all outstanding business-related expenses for reimbursement and will receive payment from the Company for such expenses by close of business on July 30, 2008. In addition, within 30 days of July 25, 2008, Ms. Friederichsen has the right to exercise Twenty Thousand One Hundred (20,100) options that have vested of Company common stock. Ms. Friederichsen has zero (0) shares of restricted Company common stock that have vested as of July 25, 2008. In selling any shares of Company common stock, Ms. Friederichsen shall be responsible for complying with Rule 144 of the Securities Act of 1933 for a period of 90 days from July 25, 2008. In addition, Ms. Friederichsen understands that any purchase or sale of Company common stock made by her for six months prior to July 25, 2008 could potentially be matched to a purchase or sale of Company common stock made by her for six months after July 25, 2008 pursuant to Section 16 of the Securities Exchange Act of 1934. Ms. Friederichsen shall also be responsible for complying with any reporting obligations under Section 16 of the Securities Exchange Act of 1934.

Termination from Positions. Effective as of July 25, 2008, Ms. Friederichsen has been terminated from her positions as an officer, trustee and any other position currently held at the Company and any subsidiary of the Company without cause.

1. Severance Payment, Target Bonus and COBRA Payments. After execution of this Agreement, and after the return of all Company property as described in Paragraph 2 below, the Company agrees to pay Ms. Friederichsen: (1) severance pay in an amount equivalent to twelve (12) months of her current base salary or Three Hundred Thirty Five Thousand Dollars ($335,000), less applicable state and federal taxes and withholdings; and (2) the Target Bonus in the amount of Thirty-Three Thousand Five Hundred Dollars ($33,500), less applicable state and federal taxes and withholdings. The severance pay and Target Bonus amounts shall be wired to Ms. Friederichsen’s personal account. The Company further agrees to pay to the COBRA Administrator six (6) months of Ms. Friederichsen’s COBRA premium payments for her and her spouse in the total amount of Six Thousand, Five Hundred Sixty-Five and 80/100 ($6,565.80). Thereafter Ms. Friederichsen shall be solely responsible for her COBRA payments should she choose to continue such benefits coverage. The Company shall not be providing Ms. Friederichsen any separate or additional notice with respect to this COBRA payment obligation.

2. Return of Property. Except as otherwise discussed herein, Ms. Friederichsen agrees immediately to return to the Company all property of the Company which she has in her custody or control such as keys, key cards, passwords, office equipment, forms, manuals, customer files, personnel files, or other confidential or proprietary materials of the Company. The Company agrees to allow Ms. Friederichsen to keep the Dell PC purchased by the Company for Ms. Friederichsen that she has maintained at her residence. Ms. Friederichsen represents that there is no Company-related information and software on that computer.

3. Release of Known and Unknown Claims. In consideration of the payments outlined above and the further agreements set forth below, and excepting only the obligations created in this letter Agreement, Ms. Friederichsen hereby agrees unconditionally to release and discharge United Pan Am Financial Corporation, United Auto Credit Corporation, their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as their predecessors, parents, subsidiaries, affiliates, divisions, and successors in interest, of and from any and all claims, demands, liabilities, suits or damages of any type or kind, whether known or unknown, including, but not limited to, any claims or demands arising from or in any way related to Ms. Friederichsen’s employment with or separation from the Company on or before the date of the execution of this Agreement. Ms. Friederichsen also hereby releases the Company from any claims made to recover additional taxes paid under Internal Revenue Code Section 409A.

This release specifically includes, without limitation, all claims for wrongful discharge, breach of express or implied contract, defamation, fraud, misrepresentation, discrimination, harassment, breach of implied covenant of good faith and fair dealing, compensatory and/or other relief relating or in any way connected with the terms, conditions, and benefits of employment, discrimination based on race, color, sex, religion, national origin, age, marital status, handicap and medical condition, and/or all claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the Family and Medical Leave Act, the California Family Rights Act, COBRA, the Employee Retirement Income Security Act of 1974 (“ERISA”), and/or violations of any other statutes, rules, regulations or ordinances whether federal, state or local.

It is understood and agreed that this release extends to all claims of whatever nature, known or unknown, and includes all rights under Section 1542 of the Civil Code of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in her or her favor at the time of executing the release, which if known by him or her must have materially affected her or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Ms. Friederichsen expressly acknowledges that this Agreement also includes in its effect, without limitation, all claims that Ms. Friederichsen does not know or suspect to exist in her favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claim(s). Notwithstanding the foregoing, nothing in this Agreement shall prevent Ms. Friederichsen from filing a charge with any federal, state or administrative agency, but Ms. Friederichsen agrees not to participate in, and waives any rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Agreement.

4. No Admission of Liability. By entering into this Agreement, the Company and Ms. Friederichsen do not suggest or admit to any liability to each other or that they violated any law or any duty or obligation to the other party.

5. Confidentiality. Ms. Friederichsen agrees that neither she nor her agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which she believes could have been made or asserted against the Company, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency or other entity, or participate, cooperate or assist any person(s) with respect to any claim they may have against the Company, except: (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of her immediate family; (3) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (4) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to the response to the order, inquiry or subpoena. Ms. Friederichsen also agree to maintain all non-public information regarding the Company while at the Company, including but not limited to, information regarding the Company’s customers, officers, directors, employees, financial and business information, and internal Company policies or procedures as strictly confidential and shall not disclose them to third parties.

In the event that the Human Resources Department of the Company receives an inquiry into Ms. Friederichsen’s employment with United Auto Credit Corporation related in any way to a future employment opportunity for Ms. Friederichsen, the Company will confirm, in writing, the dates of employment of Ms. Friederichsen, the last position she held with the Company, and her last salary. United PanAm Financial Corp. will announce the termination of Ms. Friederichsen as Executive Vice President and Chief Operating Officer of the Company and any positions held with subsidiaries. The parties have agreed that the Company will provide the following information to the California Employment Development Department: “The Company terminated Ms. Friederichsen because it concluded it required a different skill set for the position on a going forward basis.” The Company will not contest Ms. Friederichsen’s receipt of unemployment. In return, Ms. Friederichsen will not provide or disclose any information, adverse or otherwise, regarding matters related to this Agreement or the Company to any other party or entity she is seeking employment with, nor with any current or past employees or vendors of the Company.

Any violation of the confidentiality provision contained in this Agreement by Ms. Friederichsen shall be considered a material breach of this Agreement.

7. Employee Contact. At no time shall Ms. Friederichsen contact any employee who is currently employed by United Auto Credit Corporation or United Pan Am Financial Corporation during normal business hours for any reason. Should Ms. Friederichsen maintain personal relationships with United Auto Credit Corporation or United Pan Am Financial Corporation employees outside of employment with the Company, Ms. Friederichsen shall at no time discuss the terms of this Agreement with current employees of the Company.

8. Arbitration. Any and all disputes, controversies or claims arising under or in any way relating to the interpretation, application or enforcement of this Agreement, Ms. Friederichsen’s employment with the Company, any claim for benefits, or her separation of employment from the Company, including without limitation any claim by her that she was fraudulently induced to enter into this Agreement, or regarding the enforceability or interpretation of this Agreement, shall be settled by final and binding arbitration under the auspices and rules of JAMS or other mutually agreeable alternative dispute resolution service in accordance with that service’s rules for the resolution of employment disputes. Any such arbitration must be filed in Orange, California, and the laws of the State of California shall control except where federal law governs. The prevailing party in any such arbitration proceeding shall be entitled to reasonable costs and attorney’s fees. The award of the arbitrator is to be final and enforceable in any court of competent jurisdiction.

9. Waiver and Modification. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect either the validity of this Agreement or the right of any party to enforce the Agreement. This Agreement may be modified or amended only by a written agreement executed by Ms. Friederichsen and a properly authorized designee of the Board of Directors of the Company.

10. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

11. Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

12. Governing Law. This Agreement shall be construed in accordance with, and be governed by the laws of the State of California.

13. Right to an Attorney, Time to Consider. Ms. Friederichsen has been advised of her right to consult with counsel of her choosing with respect to this Agreement. Ms. Friederichsen acknowledges that she has had sufficient time to consider the Agreement and to consult with counsel and that she does not desire additional time.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

UNITED PANAM FINANCIAL CORPORATION

/S/ Giles H. Bateman	Dated: July 30, 2008
By: Giles H. Bateman

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

/S/ Stacy Friederichsen	Dated: July 30, 2008
Stacy Friederichsen